   PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED JULY 13, 1998

                     TRANS WORLD AIRLINES, INC.
      165,001 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE


      The 165,001 shares of Common Stock, $.01 par value per share (the "Common Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of restricted Common Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated July 13, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

      The Selling Holders will receive all of the net proceeds from the sale of the restricted Common Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

      No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

      The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                          SELLING HOLDERS
      The following table sets forth information as of July 21, 1998 with respect to the Selling Holders of the securities offered hereby, the number of shares of restricted Common Stock beneficially owned by each Selling Holder, and the shares of restricted Common Stock that are being offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of restricted Common Stock in accordance with the requirements set forth in the Prospectus. Other beneficial owners of the restricted Common Stock not set forth below may be added as Selling Holders to this Prospectus in the future. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Common Stock.

--------------------------------------------------------------------------------------------------------------------------
                           Number of shares of Restricted     Number of shares of           Percentage of total shares of
                             Common Stock Beneficially      Restricted Common Stock            Restricted Common Stock
         Name                           Owned                       Offered                  which may be sold pursuant
                                                                                                 to this Prospectus
--------------------------------------------------------------------------------------------------------------------------
PaineWebber Incorporated<F1>           165,001                      165,001                              13.5%


      Total. . . . . . . . . . . . .   165,001                      165,001                              13.5%
                                       =======                      =======                              =====
--------------------------------------------------------------------------------------------------------------------------

      Information concerning the sale of other shares of restricted Common Stock by their beneficial holders will be set forth in additional Prospectus Supplements.

      It is not possible to predict the number of shares of restricted Common Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of restricted Common Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 21, 1998

[FN]
----------------------------

<F1> In the past PaineWebber Incorporated has acted as manager or co-manager for offerings of securities issued by the Company, has provided investment banking or other advisory services to the Company and has received fees from the Company for these services. PaineWebber Incorporated may continue to provide investment banking or advisory services to the Company in the future.